EXHIBIT 10.1
                         NATIONAL PENN BANCSHARES, INC.

                              AMENDED AND RESTATED
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


         1. Purpose. The purpose of the National Penn Bancshares, Inc. ("National Penn") Dividend Reinvestment and Stock Purchase Plan (the "Plan") is to provide holders of record and beneficial holders of National Penn's common shares (the "Shares") the opportunity to reinvest their dividends and other cash contributions in Shares.

         2. Appointment of Administrator. National Penn hereby appoints Mellon Bank, N.A. (the "Administrator") as Plan administrator, and the Administrator, by assuming its duties hereunder, accepts its appointment as Plan administrator and agrees to the terms and conditions of the Plan, as set forth herein. National Penn may terminate the Administrator's appointment at any time and appoint in its place another corporation, bank or other entity to serve as Plan administrator.

         3. Enrollment in the Plan. Holders of record of Shares desiring to participate in the Plan must submit a completed Enrollment Form to the Administrator in the form required by the Administrator or enroll on-line in the manner permitted by the Administrator. Beneficial holders of Shares desiring to participate in the Plan must either become shareholders of record by having Shares transferred into their own names or arrange with the record holders of such Shares (e.g., a broker or bank nominee) for them to participate in the Plan on their behalf.

         4. Commencement of Plan Participation. An applicant's participation in the Plan will begin after the Administrator receives the applicant's completed Enrollment Form or on-line enrollment or, in the case of a beneficial owner, after completion of other arrangements by its record holder satisfactory to National Penn and the Administrator.

         5. Full or Partial Dividend Reinvestment. Pursuant to a participant's authorization, National Penn will pay directly to the Administrator all of the dividends on Shares held of record by the participant and on Shares held by the Administrator under the Plan, except that a participant may elect for dividends on a fixed number of Shares not to be paid to the Administrator for reinvestment. If a participant elects partial dividend reinvestment, any dividends not paid to the Administrator for reinvestment will be paid directly to such participant.

         6. Voluntary Cash Contributions. A participant may make voluntary cash contributions to the Administrator in any amount from a minimum of $100 to a maximum of $2,000 per calendar month,



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for investment in his or her Plan account. In addition to payment by check or money order, such payments may also be made by an individual automatic deduction, or automatic monthly deductions, from a participant's bank account, in the manner permitted by the Administrator.

         7. Investment of Funds. As agent for Plan participants, the Administrator will, on each investment date, apply dividends paid to it, any cash proceeds of fractional Shares resulting from stock dividends, and voluntary cash contributions permitted by Section 6, to the purchase of whole and fractional Shares from National Penn for participants' accounts. Each dividend payment date and the corresponding day of each month in which a dividend is not payable shall each be an "investment date" hereunder.

         8. Timeliness of Voluntary Cash Contributions. To be invested on a given investment date, voluntary cash contributions permitted by Section 6 must be received by the Administrator at least two business days before the investment date. Any voluntary cash contributions permitted by Section 6 that do not comply with the foregoing two business days requirement will be held by the Administrator for investment on the next following investment date. No interest will be paid on voluntary cash contributions regardless of when they are received.

         9. Source of Shares. Shares purchased for Plan accounts may be authorized but unissued Shares or Shares held by National Penn as treasury stock, as National Penn shall elect.

         10. Price of Shares Purchased from National Penn. The price of Shares purchased from National Penn will be equal to the fair market value of such Shares on the investment date. The fair market value of a Share as of any date shall be:

                  (a) the closing sale price of a Share on the given date, as reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market and published in The Wall Street Journal;

                  (b) if no closing sale price is reported on the given date, the closing sale price of a Share on the next preceding day on which the Shares were traded, as reported on the Nasdaq National Market and published in The Wall Street Journal;

                  (c) if the Shares are listed on a stock exchange, the closing sale price of a Share on the given date, as reported in The Wall Street Journal; or

                  (d) if the Shares are listed on a stock exchange, and if no closing sale price of a Share is reported on the given date, the closing sale price of a Share on the next preceding day


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on which the Shares were traded, as reported in The Wall Street Journal; or

                  (e) if the Shares are not listed on Nasdaq or on a stock exchange, by the Board in its sole discretion.

If an investment date falls on a Saturday, Sunday or holiday, fair market value of a Share will be determined as if the investment date had fallen on the preceding Friday or business day, as the case may be.

         11. Open Market Purchases; Price of Shares. National Penn reserves the right to direct the Administrator from time to time to purchase Shares under the Plan in the open market, including in privately negotiated transactions (collectively, "open market purchases"). Open market purchases may begin four business days before the investment date and shall be completed as soon as practical but in no circumstances later than 30 days after such date. The purchase price to participants for Shares acquired through open market purchases will be the cost (including brokerage commission) to the Administrator of such purchases. Where any Shares are acquired in open market purchases, no Shares shall be allocated to participants' accounts until the date on which the Administrator has acquired sufficient Shares from National Penn and/or through open market purchases to cover the monthly purchases for all participants in the Plan. In such event, the purchase price to all participants shall be based on the weighted averages of the prices of all Shares acquired from National Penn and/or through open market purchases.

         12. Shares Held by Nominee. All shares purchased by the Administrator for Plan accounts shall be held in its name or in the name of its nominee.

         13. Account Statements. As soon as practicable after a transaction is completed for a participant's account, the Administrator shall send such participant a statement confirming the transaction and containing other information about the account, including the total Shares held by the Administrator in the account.

         14. Stock Certificates. No certificate will be issued to a participant for the Shares held in his or her account unless the participant so requests in writing or in a manner otherwise satisfactory to the Administrator, or until such participant's account is terminated. Any such request must be submitted to the Administrator after the Shares have been purchased. No certificates for fractional Shares will be issued.

         15. Safekeeping. A participant may deposit certificates for Shares registered in his or her name with the Administrator for safekeeping. A participant who desires to do so must


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complete the appropriate box on an Enrollment Form or other documentation satisfactory to the Administrator and submit the Form or other documentation to the Administrator together with the certificates for the Shares.

         16. Service Fees. The Administrator may charge service fees to Plan participants for such services, and in such amounts, as shall be agreed upon from time to time by National Penn and the Administrator.

         17. Voting of Shares. The Administrator shall forward proxies to participants (excluding persons who also hold Shares of record or who are participating through arrangements made by record holders on their behalf, all of whom will receive proxies through other means) for Shares held under the Plan and will vote any Shares that it holds for such a participant's account in accordance with the participant's instructions. If such a participant does not give proxy instructions, such Shares will not be voted.

         18. Transfers of Shares. At a participant's request and upon receipt of written or other instructions and documentation satisfactory to the Administrator, the Administrator shall transfer to a person designated by a participant all or any portion of the Shares credited to the participant's Plan account, as permitted by National Penn. In such a transfer, the Administrator shall send the transferee a certificate issued by National Penn for the transferred Shares, or shall otherwise issue the shares in a manner permitted by National Penn.

         19. Sale of Shares. At a participant's request and upon receipt of written or other instructions and documentation satisfactory to the Administrator, the Administrator shall sell on a participant's behalf all or any portion of the whole number of Shares credited to the participant's Plan account. Any such sale may be effected by the Administrator in any manner deemed to be reasonable and appropriate by the Administrator. At the Administrator's sole option and discretion, the Administrator may aggregate Shares to be sold on behalf of various participants, sell any such Shares through a broker of its choosing (the Administrator being authorized to effect sales of Shares through brokerage services provided by the Administrator or one of its affiliates) or in a negotiated transaction without a broker (including a sale to National Penn), and the Administrator may purchase any such Shares on behalf of other participants. Any sale to National Penn or purchase by the Administrator on behalf of Plan accounts shall be made at fair market value (as defined in Section 10) on the date of the transaction. Following any sale on behalf of a participant, the Administrator shall issue to the selling participant a check in an amount equal to his or her proportionate share of the net proceeds of such sale (after the deduction of brokerage commissions and other sale costs, if any, paid or incurred by or payable by the Administrator).


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         20. Termination of Participation by Participant. A participant may terminate his or her participation in the Plan at any time by giving written notice of termination, or other notice of termination as permitted by the Administrator. Dividends corresponding to a record date occurring after the Administrator receives such notice shall be sent directly to the former participant.

         21. Termination of Participation by National Penn. National Penn reserves the right to terminate a participant's participation in the Plan at any time, in its sole discretion. In such case, the Administrator, at the direction of National Penn, will give written notice of termination to the participant.

         22. Disposition of Shares after Termination of Account. Promptly after termination of a participant's account, the Administrator shall send the participant certificates issued by National Penn for the whole Shares in such participant's account, unless the former participant shall have requested sale or transfer of such Shares by the Administrator pursuant to and in accordance with the requirements of Sections 18 and 19. In every case of termination, the Administrator shall convert the participant's interest in fractional Shares to cash by the sale of such interest.

         23. Participant's Disposition of All Shares. If a participant disposes of all Shares registered in such participant's name on the books of National Penn, the Administrator shall continue to reinvest the dividends on Shares held in the participant's account unless National Penn shall direct the Administrator to terminate such participant's account.

         24. Notices. All notices to the Administrator shall be addressed to such address or addresses as the Administrator shall from time to time furnish for that purpose.

         25. Stock Splits and Similar Events. Any Shares distributed by National Penn on account of stock dividends or splits on Shares held by the Administrator for a participant shall be credited to the participant's account. If National Penn makes available to its shareholders rights to purchase additional Shares or any other securities, or if any party makes a tender offer for Shares, each participant shall receive directly any such rights or offer.

         26. Limitation of Liability. Neither the Administrator nor National Penn shall be liable hereunder for any act performed by it in good faith or for any good faith omission to act, including without limitation any claims of liability:

                  (a) arising out of failure to terminate the participant's account upon the participant's death or judicially


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determined incapacity prior to receipt of notice in writing of such death or incapacity, or

                  (b) with respect to the prices at which Shares are purchased for or sold from a participant's account, the times such purchases or sales are made, and the parties from whom such Shares are purchased or to whom such Shares are sold.

         27. Governing Law. The terms and conditions of this Plan shall be governed by the laws of the Commonwealth of Pennsylvania and the rules and regulations of the Securities and Exchange Commission.

         28. Amendment or Termination of Plan. National Penn reserves the right to alter the terms and conditions of this Plan or to terminate this Plan at any time upon written notice thereof sent to each participant.

         29. Captions. The captions included herein are for convenience of reference only and shall not affect the interpretation of the provisions hereof.

         The foregoing Plan was amended and restated by the Board of Directors of National Penn Bancshares, Inc. on March 27, 2002, effective March 31, 2002.



                                        ______________________________
                                        Secretary




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